Exhibit 10.8

1

RELATIONSHIP AGREEMENT

between

INNIO N.V.

as the Company

and

AI Alpine (Luxembourg) S.à r.l.

as the Investor

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RELATIONSHIP AGREEMENT

THIS AGREEMENT IS MADE ON JUNE 4, 2026 BETWEEN

1.

INNIO N.V., a public company with limited liability (naamloze vennootschap) under Dutch law, having its corporate seat in Amsterdam (address: Nymphenburger Strasse 5, 80335 Munich, Germany, trade register number: 42074282) (the “Company”); and

2.

AI Alpine (Luxembourg) S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with its corporate seat in 2-4 rue Beck, L-1222 Luxembourg, registered with the commercial register of Luxembourg (Registre de Commerce et des Sociétés) under number B228587 (the “Investor”).

WHEREAS

A.

The Investor Parents currently hold, indirectly, the majority of the issued and outstanding equity interests in the Investor and control, indirectly, the majority of the voting rights attached to those equity interests.

B.	The Investor currently directly holds all Shares and directly controls all voting rights attached to such Shares.

C.	It is envisaged that, shortly after the execution of this Agreement, the Company and the Investor shall pursue the Offering.

D.

Upon the consummation of the Offering, assuming the exercise in full of the underwriters’ option (granted in connection with the Offering) to purchase additional Shares, the Investor will hold Shares representing approximately eighty-six two/tenth percent (86.2%) of the Share Capital.

E.	The Parties have agreed to enter into this Agreement to regulate the relationship between them and to govern the exercise by the Investor of certain rights in respect of the Company.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Agreement the following definitions shall apply:

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Affiliate

As used in relation to any entity, shall mean any other entity that, directly or indirectly, controls, is controlled by, or is under common control with, such first entity from time to time, provided in any event that the holding of more than fifty percent (50%) of the capital and/or voting rights in another entity or the power to, directly or indirectly and by whichever means, direct, or cause the direction of, the management of another entity shall irrefutably be deemed to confer “control” over such entity, the terms “control” and “controlled” shall be construed accordingly.

Agreement	This relationship agreement.

Applicable Law

Mandatory provisions of applicable law, SEC rules or the listing rules of any stock exchange selected by the Company and where Company securities have been admitted to trading with the Company’s approval or cooperation.

Approval Catalogue	The document attached as Schedule A.

Article	An article of this Agreement.

Articles of Association	The Company’s articles of association.

Audit Committee	The Company’s audit committee.

Board	The Company’s board of directors.

Board Meeting	A meeting of the Board.

Board Rules	The internal rules of the Board, in the form attached as Schedule B.

Block Trade	A Transfer of Shares by the Investor representing at least one percent (1%) of the Share Capital at that time, other than as part of a Private Placement or a Public Offering.

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Business Day

Any day, other than Saturday and Sunday, on which the bank offices of the commercial banks in Boston (MA), United States, Luxembourg, Grand Duchy of Luxembourg, Frankfurt, Germany, Abu Dhabi, United Arab Emirates and London, England are open for their ordinary banking business.

C-Level Managers	The CEO, the CFO and the Company’s Chief Technology Officer and (if appointed) the chief operating officer of the Company.

CEO	The Company’s Chief Executive Officer.

CFO	The Company’s Chief Financial Officer.

Chairperson	The chairperson of the Board.

Committees	The Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee.

Compensation Committee	The Company’s compensation committee.

DCC	The Dutch Civil Code.

Director	A member of the Board.

Executive Director	An executive Director.

General Meeting	The Company’s general meeting.

Group	The Company and its Subsidiaries from time to time.

Investor Director	An Investor Nominee serving as a Non-Executive Director.

Investor Director A	An Investor Director designated by the Investor as being a “class A” Investor Director.

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Investor Nominee	An individual nominated by the Investor for appointment or re-appointment as a Non-Executive Director in accordance with the Articles of Association and this Agreement.

Investor Parents

AI Alpine (Luxembourg) Intermediate S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with its corporate seat in 2-4 rue Beck, L-1222 Luxembourg, registered with the commercial register of Luxembourg (“Advent”), and Luxinva S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 51, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B128373 (“Luxinva”), their respective legal successors, and any entity/ies to whom Advent and/or Luxinva (directly and/or indirectly) transfer(s) its/their respective (indirect) interests (or any portion thereof) in the Investor following the date of this Agreement for as long as such entity/entities is/are (i) Advent International, L.P., Affiliates of Advent International, L.P. or any entity directly and/or indirectly majority-owned by any funds in respect of which Advent International, L.P. or any of its Affiliates acts as management or advisory entity and/or (ii) Affiliates of Luxinva (for as long as Luxinva is directly and/or indirectly wholly owned by the Government of the Emirate of Abu Dhabi) or any entity that is directly and/or indirectly wholly owned by the Government of the Emirate of Abu Dhabi, provided that in case of a full (direct and/or indirect) transfer by an Investor Parent of its respective interest in the Investor, such transferring entity shall cease to qualify as ‘Investor Parent’.

Investor Shareholding	The Shares held by the Investor at the relevant time.

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MNPI

Any material information concerning the Company or any of its Subsidiaries or their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD issued by the SEC. For purposes of this definition, “material information” means information that would reasonably be expected to be material for purposes of the United States federal securities laws.

New Securities	Shares, or rights to subscribe for Shares (rechten tot het nemen van aandelen), issuable by the Company following completion of the Offering.

Nomination and Corporate Governance Committee	The Company’s nomination and corporate governance committee.

Non-Executive Director	A non-executive Director.

Non-Investor Director	A Non-Executive Director who is not an Investor Director.

Offering	The Public Offering of Shares by the Investor as contemplated by the prospectus contained in the Registration Statement.

Party	A party to this Agreement.

Permitted Issuance	Any of the following:

a.  any issuance of Shares pursuant to the Offering (including pursuant to the exercise, in whole or in part, of the underwriters’ option, granted in connection with the Offering, to purchase additional Shares);

b.  any issuance of New Securities pursuant to the exercise, conversion or exchange of any options, warrants, convertibles or other securities outstanding on the date of this Agreement and referred to in the Registration Statement (including the prospectus contained therein);

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c.   any issuance of New Securities pursuant to the Company’s employee benefit plans, non-employee director equity plans or any other equity incentive plan referred to in the Registration Statement (including the prospectus contained therein);

d.  any issuance of New Securities in connection with a commercial transaction (including strategic mergers, demergers and acquisitions, strategic alliances, commercial lending relationships, joint ventures, licensing agreements, collaboration agreements and strategic acquisitions);

e. any issuance of New Securities to the Investor, any of its Affiliates, any Investor Parent or any Permitted Transferee; and

f. any issuance of New Securities pursuant to which the percentage of the Share Capital represented by the Investor Shareholding would not decrease.

Permitted Transferee

Each Investor Parent, any entity of which any Investor Parent (or the Investor Parents jointly), directly or indirectly, own the majority of the issued and outstanding equity interests and control the majority of the voting rights attached to such equity interests as well as any entity which is (i) Advent International, L.P., an Affiliate of Advent International, L.P. or an entity directly and/or indirectly majority-owned by any funds in respect of which Advent International, L.P. or any of its Affiliates acts as management or advisory entity and/or (ii) an Affiliate of Luxinva (for as long as Luxinva is directly and/or indirectly wholly owned by the Government of the Emirate of Abu Dhabi) or any entity that is directly or indirectly wholly owned by the Government of the Emirate of Abu Dhabi.

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Private Placement

A Transfer of Shares by the Investor representing at least one percent (1%) of the Share Capital at that time as part of a private placement which requires the Company’s involvement in the form of a management road show, due diligence assistance and/or the preparation by the Company of financial information (including pro forma financial information) or any prospectus, registration statement, offering memorandum or similar document (and which, for the avoidance of doubt, is not a Public Offering).

Public Offering

A public offering of Shares by the Investor representing at least one percent (1%) of the Share Capital at that time and which requires the Company’s involvement in the form of a management road show, due diligence assistance and/or the preparation by the Company of financial information (including pro forma financial information) or any prospectus, registration statement, offering memorandum or similar document.

Registration Statement	The Company’s registration statement on Form S-1 declared effective by the SEC on or about June 3, 2026.

Schedule	A schedule to this Agreement.

SEC	The U.S. Securities and Exchange Commission.

Securities Issuance	Any issuance of New Securities by the Company, excluding any Permitted Issuance.

Share	An ordinary share in the Company’s capital.

Share Capital	The Company’s issued share capital at the relevant time.

Simple Majority	A simple majority of votes cast.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

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Subscription Documentation	The definitive, or substantially definitive, deeds and agreements setting out the terms and conditions pursuant to which a Securities Issuance is envisaged to be consummated.

Subscription Rights Notice

The written notice by the Company to the Investor of an envisaged Securities Issuance, stating the number (or, if applicable, the envisaged minimum and maximum numbers) and type of New Securities the Company intends to issue and the issue, subscription, purchase, conversion, exchange or exercise price, as applicable, of those New Securities (or, if applicable, the envisaged price range).

Sunset Percentage	Fifteen percent (15%) of the Share Capital.

Transfer	Any direct sale or transfer of the legal or economic ownership of Shares.

1.1	Interpretation

1.1.1	References to statutory provisions are to those provisions as they are in force from time to time.

1.1.2	Terms that are defined in the singular have a corresponding meaning in the plural.

1.1.3	Words denoting a gender include each other gender.

1.1.4	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

1.1.5	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

1.1.6

Although this Agreement has been drafted in the English language, this Agreement pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Agreement under any law other than Dutch law shall be disregarded.

1.1.7	The words “include”, “included” and “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

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1.1.8	The titles and headings in this Agreement are for construction purposes as well as for reference. No Party may derive any rights from such titles and headings.

2	GOVERNANCE

2.1	Board composition

2.1.1	Prior to the completion of the Offering, the Board shall be composed as follows:

a.	Executive Directors:

i.	Dr. Olaf Berlien, Executive Director and CEO;

ii.	Dr. Dennis Schulze, Executive Director and CFO;

b.	Non-Executive Directors:

i.	Mr. T. Linebarger, Non-Executive Director and Chairperson;

ii.	Mr. L. Banks, Non-Executive Director;

iii.	Mr. A. Chauhan, Non-Executive Director;

iv.	Mrs. N. Giadrossi, Non-Executive Director;

v.	Mr. S. Klebert, Non-Executive Director;

vi.	Mr. R. Sen, Non-Executive Director;

vii.	Mrs. K. Sonnenmoser, Non-Executive Director;

viii.	Mr. R. Thuerbach, Non-Executive Director; and

ix.	Mr. C. Yetman, Non-Executive Director.

2.1.2	Prior to the completion of the Offering, the following Non-Executive Directors shall serve as the Investor Directors:

a.	Mr. R. Sen;

b.	Mr. R. Thuerbach; and

c.	Mr. A. Chauhan.

2.1.3

Following consummation of the Offering, Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association (including the nomination rights of the Investor provided therein) and with due observance of the Board Rules and this Agreement. Upon the appointment or re-appointment of one or more Directors, the Parties shall observe and give effect to the nomination rights of the Investor under the Articles of Association. When exercising its nomination rights under the Articles of Association, the Investor shall observe, and not nominate any person whose appointment or re-appointment would cause non-compliance with, any requirements that apply to the composition of the Board or individual Non-Executive Directors pursuant to Applicable Law.

2.1.4

The Company shall not take any action to cause the Board to propose to the General Meeting the suspension or dismissal of an Investor Director, unless in case of gross negligence, willful misconduct or fraud on the part of such Investor Director.

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2.2	Committee composition

2.2.1	Prior to the completion of the Offering, the Committees shall be composed as follows:

a.	Audit Committee:

i.	Mrs. K. Sonnenmoser, chairperson;

ii.	Mrs. N. Giadrossi;

iii.	Mr. C. Yetman; and

iv.	Mr. L. Banks;

b.	Compensation Committee:

i.	Mr. L. Banks, chairperson;

ii.	Mr. T. Linebarger; and

iii.	Mr. R. Thuerbach;

c.	Nomination and Corporate Governance Committee:

i.	Mr. T. Linebarger, chairperson;

ii.	Mr. S. Klebert; and

iii.	Mr. R. Sen.

2.3	Observers

2.3.1

Until occurrence of the later of (i) the Investor Shareholding ceasing to represent at least the Sunset Percentage and (ii) no Investor Director serving on the Board, the Investor may nominate up to four (4) individuals to serve as observers on the Board, in which case the Board shall appoint such observers, subject to such observers having entered into an Observer Agreement with the Company substantially in the form attached as Schedule C.

2.3.2

If and when the Investor ceases to be entitled to nominate any individuals to serve as observers on the Board pursuant to Article 2.3.1, the Investor shall promptly cause the observers then serving on the Board pursuant to Article 2.3.1 to terminate their Observer Agreement.

2.4	Board functioning

2.4.1	The Board shall operate under and be subject to the Board Rules.

2.4.2

If and for as long as the Investor Shareholding represents at least the Sunset Percentage, resolutions of the Board can only be passed, irrespective of whether this occurs at a meeting of the Board or otherwise, if at least one Investor Director A who is allowed to exercise his/her voting rights under Applicable Law is present or represented, provided, however, that if such quorum requirement is not met with respect to any Board Meeting due to all Investor Directors A not being present or represented at such Board Meeting, a new Board Meeting may be convened with the same agenda as the initial Board

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Meeting and, at such new Board Meeting, no quorum requirement shall apply (but, for the avoidance of doubt, always subject to Article 2.4.4). For the avoidance of doubt, if there is no Investor Director A in office, or if all (or the sole) Investor Director(s) A in office is/are not allowed to exercise their voting rights under Applicable Law on a certain resolution, the quorum requirements set forth in this Article 2.4.2 shall not apply with respect to that resolution.

2.4.3

The Board shall strive for consensus in its decision-making among the Directors. If such consensus cannot be reached, resolutions of the Board shall be passed, irrespective of whether this occurs at a meeting of the Board or otherwise, by Simple Majority, subject to Article 2.4.4 and the quorum requirement laid down in Article 2.4.2.

2.4.4	If and for as long as the Investor Shareholding represents more than:

a.	twenty-five percent (25%) of the Share Capital, the matters reflected in Part A of the Approval Catalogue; and

b.	fifty percent (50%) of the Share Capital, the matters reflected in Parts A and B of the Approval Catalogue,

shall always require a resolution of the Board and such resolution shall always require the affirmative vote of at least one Investor Director A (unless no Investor Director A can exercise his/her voting rights pursuant to Applicable Law, in which case no affirmative votes of any Investor Director A shall be required to pass such resolution).

Any proposal by the Board to the General Meeting to dismiss or suspend any Investor Director shall also always require the affirmative vote of at least one Investor Director A (provided that, if there is only one Investor Director A then serving, such resolution shall not require the affirmative vote of such Investor Director A).

2.4.5

The Parties acknowledge that an Investor Director shall not have a conflict of interests with the Company within the meaning of Section 2:129(6) DCC by reason only of such Investor Director’s affiliation with the Investor (or any direct or indirect shareholders of the Investor) or because of having been nominated for appointment or re-appointment by the Investor.

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3	INFORMATION

3.1	Information received by Investor Directors

3.1.1	The Parties acknowledge that, in situations where an Investor Director receives:

a.

in his/her capacity as a Director, information regarding a business opportunity that may be of interest to the Group, he/she shall not disclose that information outside the Board until the Board has determined that such opportunity is not, or no longer, of interest to the Group and, thereafter, may only disclose such information to the Investor (subject always to restrictions under Applicable Law and provided that any such information so disclosed shall be subject to Article 3.2.4); and

b.

in a capacity other than as a Director, information which imposes on him/her a duty of confidentiality, he/she shall not be obligated to disclose that information to the Company or the Board (and such information shall not be subject to the requirements of Article 3.1.1(a)).

3.2	Sharing of information with the Investor

3.2.1	The Company shall promptly provide the Investor, to the extent permitted by Applicable Law:

a.

no later than forty-five (45) Business Days after the end of each calendar month, the detailed business decks prepared by the Company’s management for purposes of the business review meetings referred to in Article 3.3.2, including a monthly management report comprising a consolidated profit and loss statement, balance sheet and cashflow statement of the Company and information on non-financial key performance indicators (e.g., such as operational data on sales, delivery performance, health and safety, environmental);

b.

sufficiently in advance of each annual budget meeting referred to in Article 3.3.2 so as to allow for meaningful discussion and consultation between the Investor Parents, the draft of the Company’s annual consolidated budget (including proposals, if any, with respect to the making or payment of any dividend or other distribution) prepared by the Company’s management for purposes of such annual business meeting;

c.	no later than forty-five (45) Business Days after the start of a fiscal year, the Company’s annual consolidated budget for such fiscal year;

d.	within ninety (90) Business Days after the end of each fiscal year, the annual consolidated financial statements of the Company based on the accounting rules applied by the Company from time to time;

e.

without undue delay after the completion of the audit of the annual consolidated financial statements of the Company, the auditor’s report and, if separate, the auditor’s opinion on such financial statements;

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f.

as soon as reasonably practicable, any additional information, including in such form, which is reasonably requested or expedient in view of any Investor Parent’s regulatory, tax, merger control, compliance, or other reporting requirements.

3.2.2

The Investor shall without undue delay confidentially provide the Company, to the extent permitted by Applicable Law and not prohibited by any then-existing contractual obligation, any information pertaining solely to the Investor which is required by the Company in view of any of its mandatory regulatory, tax, or compliance requirements subject to the Company’s execution of customary confidentiality or nondisclosure agreements regarding such information, it being understood that the Investor shall not be obligated to disclose to any other person or authority any (a) information regarding any of its direct and/or indirect shareholders/investors and/or its of their Affiliates, including, (i) Advent International, L.P., an Affiliate of Advent International, L.P. or an entity directly and/or indirectly majority-owned by any funds in respect of which Advent International, L.P. or any of its Affiliates acts as management or advisory entity as well as (ii) Affiliates of Luxinva (for as long as Luxinva is directly and/or indirectly wholly owned by the Government of the Emirate of Abu Dhabi) or any entity that is directly or indirectly wholly owned by the Government of the Emirate of Abu Dhabi and (b) any sensitive non-public information (whether financial, personal or other information) relating to the Investor Parents or its Affiliates (including any of its or their direct or indirect holding companies).

3.2.3	Nothing in this Agreement shall require the Company or the Investor to disclose MNPI to the extent that such disclosure would violate Applicable Law.

3.2.4	Any information provided to the Investor pursuant to Article 3.2.1 shall be subject to the following rules:

a.

the Investor shall not use such information, directly or indirectly, (i) for any activity that competes with the Group or (ii) in any other way that is, or could be, materially detrimental to the Group;

b.

the Investor shall at all times treat and hold such information as confidential, and not disclose, or provide access to any person to, any information relating to trade secrets, processes, patent applications, intellectual property rights, know-how, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of customer, supplier, consultant, and other contracts, operations methods, product development techniques, business acquisition plans, procurement processes, new personnel, acquisition plans and all other confidential or proprietary information with respect to the Group or the Group’s business from time to time, in each case except for disclosure of such information:

i.

to any of its directors, the Investor Parents, any Permitted Transferee and their respective directors, officers, employees and/or professional advisors (provided, however, that any such disclosure shall only be allowed to the extent permitted by Applicable Law and provided, further, that the recipient of such information shall treat such information in accordance with this Article 3.2.4);

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ii.	which has been made public by the Company; or

iii.	which it is required to disclose under Applicable Law or is requested to disclose by any relevant authority, court or arbitral tribunal.

c.

the information shall, upon the termination of this Agreement, be returned to the Company or destroyed, except to the extent that the Investor is required by Applicable Law or bona fide internal compliance policies and procedures to retain such information or to the extent electronic copies of such information have been made pursuant to any automatic electronic back-up or archiving procedures for disaster recovery or similar purposes; and

d.	the information shall remain the exclusive property of the Company.

3.2.5

The Parties acknowledge that United States securities laws regulate and may restrict persons who have material, non-public information concerning a publicly traded company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

3.3	Access to C-Level Managers

3.3.1

The Company shall ensure, to the extent permitted by Applicable Law, that the Investor has, upon reasonable request, reasonable access to the C-Level Managers for discussion and analysis of any affairs of the Company and its Subsidiaries.

3.3.2

The Company shall cause, to the extent permitted by Applicable Law, the C-Level Managers to regularly meet, and participate in discussions with, the Investor Parents’ respective investment teams responsible for the investment in the Company and/or the relevant Investor Director(s) in monthly business review meetings, annual budget meetings, as well as informal meetings of the Audit Committee and Compensation Committee.

5	SUBSCRIPTION RIGHT

5.1	General

5.1.1

If and for as long as the Investor Shareholding represents more than fifty percent (50%) of the Share Capital, the Company shall give the Investor reasonable opportunity to participate in any Securities Issuance such that the percentage of the Share Capital represented by the Investor Shareholding does not decrease as a result of the consummation of such Securities Issuance in accordance with this Article 5, subject to Applicable Law.

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5.2	Subscription Rights Notice

5.2.1

Subject to Applicable Law, the Company shall issue to the Investor a Subscription Rights Notice at least fifteen (15) Business Days prior to each envisaged Securities Issuance, together with the Subscription Documentation.

5.3	Participation in Securities Issuance

5.3.1

By written notification to the Company within ten (10) Business Days after the Subscription Rights Notice has been delivered by the Company to the Investor, the Investor may elect to participate in the relevant Securities Issuance, at the issue, subscription, purchase, conversion, exchange or exercise price (as applicable) (or, if applicable, within the notified price range) and otherwise on the terms and conditions specified in the Subscription Rights Notice and the accompanying Subscription Documentation, up to that number of Shares (or other New Securities convertible into, or exchangeable or exercisable for, up to that number of Shares) issuable in such Securities Issuance which equals (x) the percentage of the Share Capital represented by the Investor Shareholding immediately prior to the consummation of such Securities Issuance multiplied by (y) the total number of Shares, or Shares underlying other New Securities, issuable in such Securities Issuance.

5.3.2

If the Investor has given written and timely notice to the Company of its election to participate in a Securities Issuance pursuant to and in accordance with Article 5.3.1, each Party shall take all actions reasonably required to be taken by it in order to give effect to such participation in accordance with the terms and conditions of the Subscription Documentation, including the requirement for the Investor:

a.

to promptly enter into the relevant Subscription Documentation any other deed, agreement, arrangement, contract, notice, form or other document (including any lock-up agreements and investor questionnaires) requested by the Company and reasonably necessary for such participation; and

b.

if applicable, satisfy the issue, subscription, purchase, conversion, exchange or exercise price for the New Securities issuable to the Investor in the manner contemplated by the Subscription Documentation.

5.3.3

If the Investor has not given written and timely notice to the Company of its election to participate in a Securities Issuance pursuant to and in accordance with Article 5.3.1, then upon the expiration of the ten (10) Business Day period referred to in Article 5.3.1, the Investor shall be deemed to have irrevocably and unconditionally waived its rights under this Article 5 with respect to the relevant Securities Issuance.

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5.4	Transfer of Participation Right

5.4.1

The Investor may transfer its rights under this Article 5 to any Permitted Transferee(s), in whole or in part, subject to prior written notice to the Company. In case of such transfer, the Investor, Permitted Transferee(s) and the Company will enter into an agreement agreeing the terms on which any such Permitted Transferee is able to exercise its rights under this Article 5.

6	SELL-DOWN

6.1	General

6.1.1

This Article 6 (except for this Article 6.1.1) shall not apply in connection with the Offering. This Article 6 also does not apply to a Transfer to a Permitted Transferee in accordance with Article 7.8.

6.1.2

Except as prohibited by Applicable Law, the Investor shall notify the Company in advance of any envisaged Block Trade, Private Placement, Public Offering or any other Transfer by the Investor that involves Shares representing one percent (1%) or more of the Share Capital at that time, in each case of the foregoing if such Transfer requires the filing of a Form 4 (or any successor form thereto) under Section 16 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) or an amendment to the Investor’s Schedule 13D or 13G under Section 13 of the Exchange Act, provided that such notification to the Company shall not be required if the Investor determines in good faith and after consultation with its outside legal counsel that such notification would require the Company to disclose information concerning such envisaged Transfer to the public before this would otherwise be required by Applicable Law. For purposes of this Article 6.1.2, Transfers conducted by the Investor within a timeframe of six (6) months shall be considered to be the same Transfer.

6.1.3	The Investor shall conduct each Transfer, including in connection with any Block Trade, Private Placement or Public Offering in an orderly fashion and in a manner compliant with Applicable Law.

6.1.4

In view of the necessity of a clear and coordinated communication regarding any Block Trade, Private Placement or Public Offering, public communications by either Party with respect to such matters shall be made only in accordance with Applicable Law, and after consultation with the other Party regarding the contents and proposed timing of such communication, to the extent reasonably practicable and permitted under Applicable Law. Such prior consultation shall not be required for any communication:

a.	which is in line with a communication strategy pre-agreed between the Parties, if any;

b.	which is in the ordinary course of business of investor communication and does not involve the disclosure of specific information on a Transfer; or

c.	which merely states facts or information already in the public domain other than as a result of a breach of this Agreement.

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6.1.5

All fees (including those incurred by underwriters, bookrunners and advisers) and expenses incurred by the Company in connection with any Transfer conducted by the Investor shall be borne by the Company.

7	MISCELLANEOUS PROVISIONS

7.1	Notices

7.1.1

All notices given under this Agreement shall be given or made by electronic means of communication or in writing and, in the latter case, shall be sent by courier service or by registered mail (with a copy of such notice or request being sent in advance by electronic means of communication).

7.1.2	All notices given under this Agreement to a Party shall be sent:

a.	if to the Company, to:

INNIO N.V.

c/o Chief Executive Officer and Chief Financial Officer

Emails: olaf.berlien@innio.com and dennis.schulze@innio.com

cc: General Counsel

Email: kai.hasselbach@innio.com

b.	if to the Investor, to:

AI Alpine (Luxembourg) S.à r.l.

Attn: The Board of Managers

2-4 rue Beck

L 1222 Luxembourg

Grand Duchy of Luxembourg

Email: CorporateOfficer@aiglbl.lu and EuropeLegal@adventinternational.co.uk with a copy to:

Milbank LLP

Attn: Dr. Norbert Rieger

Maximilianstrasse 15

80539 Munich

Germany

Email: nrieger@milbank.com

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7.2	Entire agreement

7.2.1

Subject to and without prejudice to the registration rights agreement to be entered into between the Investor and the Company on or about June 5, 2026, this Agreement replaces and supersedes any existing agreement or understanding between the Parties concerning the subject matter of this Agreement.

7.3	Further action

7.3.1

If at any time after the execution of this Agreement any further action is necessary or desirable in order to implement this Agreement, each Party shall take all such actions as may reasonably be requested from it by the other Party.

7.3.2

The Company shall procure that the Board does not propose any amendments to the Articles of Association which amendment would contradict the terms of this Agreement and/or otherwise negatively affect the rights and entitlements granted to the Investor immediately upon consummation of the Offering.

7.4	No implied waiver

7.4.1	Subject to Article 5.3.3, nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or a notice to that effect has been given.

7.4.2	The failure of a Party to exercise or enforce any right under this Agreement shall not constitute a waiver of the right to exercise or enforce such right in the future.

7.5	Amendment

No amendment to this Agreement shall have any force or effect unless it is in writing and signed by both Parties and has been approved in writing by the Board (acting by majority vote, including the affirmative vote of at least one Non-Investor Director).

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7.6	Invalidity

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part):

a.

the remainder of this Agreement shall continue to be effective to the extent that, given the substance and purpose of this Agreement, such remainder is not inextricably related to the null and void or unenforceable provision; and

b.

the Parties shall make every effort to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

7.7	No rescission or nullification

To the extent permitted by law, the Parties waive their rights to rescind or nullify or to demand the rescission, nullification or amendment of this Agreement, in whole or in part, on any grounds whatsoever.

7.8	No transfer, assignment or encumbrance

7.8.1

Subject to Article 7.8.2 or to the extent otherwise explicitly set forth herein, no Party may transfer, assign or encumber its contractual relationship, any of its rights or any of its obligations under this Agreement.

7.8.2

The Investor may transfer and assign the entire legal relationship, including all rights and obligations, under this Agreement to any Permitted Transferee to whom it has transferred all or a portion of its Investor Shareholding, or that otherwise holds Shares, in each case equal to at least the Sunset Percentage. In case of, and at the latest without undue delay (and no later than five (5) Business Days) after, any such transfer, the Investor shall notify the Company thereof.

7.9	Term and termination

7.9.1	This Agreement shall remain in full force for an indefinite period, subject to Article 7.9.2.

7.9.2	This Agreement shall terminate upon:

a.	the Shares no longer being listed on the Nasdaq Stock Exchange nor any other stock exchange;

b.	the Investor Shareholding no longer representing at least the Sunset Percentage;

c.	the Company’s bankruptcy or dissolution;

d.	neither an Investor Parent individually nor the Investor Parents jointly continuing to hold, directly or indirectly, a majority of the equity interests and voting rights in the Investor;

e.

the Investor ceasing to be directly and/or indirectly majority owned by (i) funds in respect of which Advent International, L.P. or any of its Affiliates acts as management or advisory entity and/or (ii) any entity that is directly and/or indirectly wholly owned by the Government of the Emirate of Abu Dhabi; or

f.	the Investor serving written notice of termination of this Agreement on the Company.

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7.9.3

Articles 1 (to the extent relevant), 6 (to the extent any obligations arising from Article 6 were created with respect to a Transfer that was initiated prior to the termination of this Agreement), 7 and 8 shall survive the termination of this Agreement.

8	GOVERNING LAW AND JURISDICTION

8.1	Governing law

8.1.1	This Agreement and any non-contractual obligation arising out of or in connection with this Agreement shall be exclusively governed by and construed in accordance with the laws of the Netherlands.

8.2	Jurisdiction

8.2.1

The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

(signature page follows)

Signature page to the Relationship Agreement

INNIO N.V.

/s/ O. Berlien		/s/ D. Schulze
Name	: O. Berlien	Name	: D. Schulze
Title	: CEO	Title	: CFO

AI Alpine (Luxembourg) S.à r.l.

/s/ J.F. Jochum		/s/ A. Neugebauer
Name	: J.F. Jochum	Name	: A. Neugebauer
Title	: Manager	Title	: Manager

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Schedule A – Approval Catalogue

The following matters constitute the Approval Catalogue:

Part A

a.

consummation of mergers and acquisitions by the Company or a Subsidiary, where the transaction value of such transaction or a series of related transactions exceeds an amount equal to ten percent (10%) of the Company’s net sales measured, in each case on a consolidated basis, at the end of the most recently completed financial year;

b.	appointing, removing or material changes to the compensation of the C-Level Managers;

c.	setting up a new employee incentive scheme or amending an existing incentive plan of the Company or a Subsidiary;

d.

initiating or settling litigation by the Company or a Subsidiary representing a value exceeding (i) $25 million, to the extent the competent forum for such litigation is outside of the United States and (ii) $50 million, to the extent the competent forum for such litigation is within the United States;

e.	fundamental changes to the business of the Group;

f.	effecting or proposing dividends, distributions, repurchases or cancellations ordinary shares by the Company;

g.	the termination of an Observer Agreement as referred to in Article 2.3.1; and

h.	any amendment to the Board Rules;

Part B

i.	making a proposal to the General Meeting to pass any of the following resolutions:

i.	to issue ordinary shares or grant rights to subscribe for ordinary shares;

ii.	to limit or exclude pre-emption rights;

iii.	to reduce the Company’s issued share capital;

iv.	to make a distribution from the Company’s profits or reserves in the form of ordinary shares in the Company’s capital; and

v.	to amend the Articles of Association, or for the Company to enter into a merger or demerger, or to dissolve the Company.

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Schedule B –Board Rules

[circulated separately]

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BOARD RULES

INNIO N.V.

INTRODUCTION

Article 1

1.1

These rules govern the organization, decision-making and other internal matters of the Board. In performing their duties, the Directors shall comply with Applicable Law, these rules and the Relationship Agreement.

1.2	These rules shall be posted on the Company’s external website.

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In these rules the following definitions shall apply:

Affiliate

As used in relation to any entity, shall mean any other entity that, directly or indirectly, controls, is controlled by, or is under common control with, such first entity from time to time, provided in any event that the holding of more than fifty percent (50%) of the capital and/or voting rights in another entity or the power to, directly or indirectly and by whichever means, direct, or cause the direction of, the management of another entity shall irrefutably be deemed to confer “control” over such entity, the terms “control” and “controlled” shall be construed accordingly.

Applicable Law

Mandatory provisions of applicable law, SEC rules or the listing rules of any stock exchange selected by the Company and where Company securities have been admitted to trading with the Company’s approval or cooperation.

Approval Catalogue	The matters as set out in Schedule A.

Article	An article of these rules.

Articles of Association	The Company’s articles of association.

Audit Committee	The Company’s audit committee.

Board	The Company’s board of directors.

Board Meeting	A meeting of the Board.

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Board Reserved Matters	The matters as determined by the Board from time to time.

CEO	The Company’s chief executive officer.

Chairperson	The chairperson of the Board.

Committee	The Audit Committee, the Compensation Committee, the Nomination and Corporate Governance Committee and such other committee as the Board may establish from time to time.

Committee Charter	The charter of the relevant Committee.

Company	INNIO N.V.

Company Secretary	The Company’s company secretary.

Compensation Committee	The Company’s compensation committee.

Conflict of Interests	A direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it.

Director	A member of the Board.

Executive Director	An executive Director.

External Auditor

The auditor or audit firm within the meaning of Section 2:393 of the Dutch Civil Code, engaged to audit the Company’s annual accounts and annual report, or the Company’s independent outside audit firm for purposes of U.S. laws and regulations (including applicable Nasdaq and/or SEC requirements), as the context may require.

Family Member	A Director’s spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree.

General Meeting	The Company’s general meeting.

Investor

AI Alpine (Luxembourg) S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with its corporate seat in 2-4 rue Beck, L-1222 Luxembourg, registered with the commercial register of Luxembourg (Registre de Commerce et des Sociétés) under number B228587, or its legal successor or the assignee of (all of) its rights and obligations under the Relationship Agreement.

Investor Director	A Non-Executive Director appointed pursuant to a nomination by the Investor.

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Investor Director A	An Investor Director designated by the Investor as being a “class A” Investor Director.

Nasdaq	The Nasdaq Stock Market LLC.

Nomination and Corporate Governance Committee	The Company’s nomination and corporate governance committee.

Non-Executive Director	A non-executive Director.

Profile	The Company’s profile for the size, composition and independence of the group of Non-Executive Directors as set out in Schedule B.

Relationship Agreement	The relationship agreement entered into between the Company and the Investor and dated [•], 2026, as amended from time to time.

SEC	The U.S. Securities and Exchange Commission.

Simple Majority	More than half of the votes cast.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

Vice-Chairperson	The vice-chairperson of the Board.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

COMPOSITION

Article 3

3.1	The Board consists of Executive Directors and Non-Executive Directors.

3.2

The size, composition and independence of the Board shall be determined after taking into consideration the provisions of the Profile and the Relationship Agreement, provided that the composition of the Board shall always be such, that the nomination rights of the Investor under the Company’s articles of association can be exercised.

3.3	The Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association, these rules, the Relationship Agreement and Applicable Law.

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3.4	A person may be appointed as Director for a term of up to three years, with no limitation on the number of consecutive terms which a Director may serve.

3.5

The Board shall elect an Executive Director to be the CEO. The Board may dismiss the CEO, provided that the CEO so dismissed shall subsequently continue his/her term of office as an Executive Director without having the title of CEO. If there is only one Executive Director in office, that person shall serve as CEO.

3.6

The Board shall elect a Non-Executive Director to be the Chairperson and may elect another Non-Executive Director to be the Vice-Chairperson. The Board may dismiss the Chairperson or the Vice-Chairperson, provided that the Non-Executive Director so dismissed shall subsequently continue his/her term of office as a Non-Executive Director without having the title of Chairperson or Vice-Chairperson, respectively.

3.7	The Board shall ensure that:

a.	the Company has a sound plan in place for the succession of Directors which is aimed at retaining the appropriate balance in the requisite expertise and experience on the Board; and

b.	a retirement schedule is prepared in order to avoid, as much as reasonably practicable, Non-Executive Directors retiring simultaneously.

3.8

The acceptance by an Executive Director of a position as supervisory director or non-executive director with another company or entity shall be subject to the approval of the Board. An Executive Director shall notify the Board in advance of any other position he/she wishes to pursue.

DUTIES AND ORGANIZATION

Article 4

4.1

The Board is charged with the management of the Company, subject to the restrictions contained in the Articles of Association and with due observance of the Relationship Agreement. This includes in any event setting the Company’s policy and strategy. The Executive Directors shall be charged primarily with the Company’s day-to-day operations and the Non-Executive Directors shall be charged primarily with the supervision of the performance of the duties of the Directors. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it. All Directors shall also observe the provisions of the Relationship Agreement.

4.2

Until the Relationship Agreement has terminated in accordance with its terms, the Board may appoint up to four (4) observers at the nomination of the Investor. These observers are allowed to attend meetings of the Board, may have consultation rights in relation to resolutions passed by the Board in writing, and may receive certain information and documents in connection therewith. Observers appointed by the Board shall enter into an observer agreement with the Company setting out their rights and obligations in a form approved by the Board. Termination of such an observer agreement shall require a resolution of the Board to that effect.

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4.3	The Board may obtain information from officers and external advisers of the Company in order to perform their duties, and the Company shall facilitate this.

4.4

All Directors shall follow an induction program geared to their role, covering general financial, social and legal affairs, financial and sustainability reporting by the Company, specific aspects that are unique to the Company and its business, the Company’s corporate culture, the Company’s relationship with employees and the responsibilities of a Director under Applicable Law.

4.5	The Executive Directors shall ensure that internal procedures are established and maintained which safeguard that relevant information is or becomes known to the Board in a timely fashion.

4.6

At least annually, the Board shall evaluate—outside the presence of the Executive Directors—the functioning of the Board, the Committees and the functioning of the individual Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Directors require further training or education. Each Non-Executive Director may require that views expressed during such evaluation shall be anonymized. When performing the annual evaluation, the Non-Executive Directors shall at least consider:

a.	behavior, culture and the mutual interaction and cooperation among the Board;

b.	lessons learned from recent events; and

c.	the desired profile, composition, competency and expertise of the Board.

This evaluation shall be carried out periodically under the supervision of an independent expert.

CHAIRPERSON, VICE-CHAIRPERSON AND COMPANY SECRETARY

Article 5

5.1	The Chairperson, in regular consultation with the CEO, shall ensure that:

a.	the Non-Executive Directors have proper contact with the Executive Directors, the Company’s employee representatives (if any) and the General Meeting;

b.	the Board elects a Vice-Chairperson once the Board considers it appropriate to appoint a Vice-Chairperson;

c.	there is sufficient time for deliberation and decision-making by the Board;

d.	the Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;

e.	the Board and the Committees have a balanced composition and function properly;

f.	the functioning of individual Directors is reviewed at least annually;

g.	the Directors follow their induction program, as well as their education or training program (if and when relevant);

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h.	the Executive Directors perform activities in respect of corporate culture;

i.

the Board is responsive to signs of misconduct or irregularities from the Company’s business and ensures that any material misconduct and irregularities, or suspicions thereof, are reported to the Board without delay;

j.	the General Meeting proceeds in an orderly and efficient manner;

k.	effective communication with the Company’s shareholders is assured; and

l.	the Non-Executive Directors shall be involved closely, and at an early stage, in any merger or takeover process involving the Company.

5.2	If the Chairperson is absent or incapacitated, he/she may be replaced temporarily by the Vice-Chairperson (if appointed).

5.3

The Chairperson shall act on behalf of the Board as the primary contact for Directors and shareholders regarding the functioning of Directors, except for the Chairperson himself/herself. The Vice-Chairperson (if appointed) shall fulfil such role regarding the functioning of the Chairperson.

5.4	The Board may be supported by a Company Secretary. The Company Secretary may be appointed and dismissed by the Board.

DECISION-MAKING

Article 6

6.1

The Board shall meet as often as the Chairperson or, in his/her absence, the Vice-Chairperson (if appointed), deems necessary or appropriate and the Chairperson or, in his/her absence, the Vice-Chairperson (if appointed), shall convene Board Meetings. Any Director other than the Chairperson may request the Chairperson or, in his/her absence, the Vice-Chairperson (if appointed), to convene a Board Meeting. If the Chairperson or Vice-Chairperson (if appointed), as applicable, does not honor such a request such that the requested Board Meeting is convened within two weeks following such request, the Director(s) who made the request can convene the Board Meeting himself/herself/themselves.

6.2

Directors are expected to attend Board Meetings and the meetings of the Committees of which they are members. If a Director is frequently absent at such meetings, he/she shall be held accountable by the Board.

6.3

A Board Meeting shall be convened by means of a written notice sent to all Directors. Notice of a Board Meeting shall include the date, time, place and agenda for that Board Meeting. Board Meetings can be held through audio/video-communication facilities.

6.4

All Directors shall be given reasonable notice of at least five days for all Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it.

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6.5

If a Board Meeting has not been duly convened, resolutions may nevertheless be passed at that Board Meeting if all Directors not present or represented at that Board Meeting have waived compliance with the convening formalities in writing.

6.6

All Board Meetings shall be chaired by the Chairperson or, in his/her absence, by the Vice-Chairperson (if appointed) or, in his/her absence, by another Director designated by the Directors present at the relevant Board Meeting. The Chairperson of the Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Board Meeting. The secretary does not necessarily need to be a Director. If a Company Secretary has been appointed, he/she shall act as the secretary.

6.7

Minutes of the proceedings at a Board Meeting shall be sufficient evidence thereof and of the observance (or waiver) of all necessary formalities, provided that such minutes are certified by the Chairperson or, in his/her absence, the Vice-Chairperson (if appointed), together with the secretary of the Board Meeting concerned.

6.8	Each Director may cast one vote in the decision-making of the Board. Invalid votes, blank votes and abstentions shall not be counted as votes cast.

6.9	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

6.10

If and for as long as the Investor holds at least fifteen percent (15%) of the issued share capital of the Company and the Relationship Agreement has not terminated in accordance with its terms, resolutions of the Board can only be passed, irrespective of whether this occurs at a Board Meeting or otherwise, if at least one Investor Director A who is allowed to exercise his/her voting rights under Applicable Law is present or represented, provided, however, that if such quorum requirement is not met with respect to any Board Meeting due to all Investor Directors A not being present or represented at such Board Meeting, a new Board Meeting may be convened with the same agenda as the initial Board Meeting and, at such new Board Meeting, no quorum requirement shall apply (but, for the avoidance of doubt, always subject to Article 6.11). Subject to such quorum requirements, resolutions of the Board shall be passed, irrespective of whether this occurs at a Board Meeting or otherwise, by Simple Majority, subject to Article Error! Reference source not found.. For the avoidance of doubt, if there is no Investor Director A in office, or if all (or the sole) Investor Director(s) A in office is/are not allowed to exercise their voting rights under Applicable Law on a certain resolution, the quorum requirements set forth in this Article 6.10 shall not apply with respect to that resolution.

6.11	If and for as long as the Relationship Agreement has not terminated in accordance with its terms and the Investor holds more than:

a.	twenty-five percent (25%) of the Company’s issued share capital at the relevant time, the matters reflected in Part A of the Approval Catalogue; and

b.	fifty percent (50%) of the Company’s issued share capital at the relevant time, the matters reflected in Parts A and B of the Approval Catalogue,

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shall always require a resolution of the Board and such resolution shall always require the affirmative vote of at least one Investor Director A (unless no Investor Director A can exercise his/her voting rights pursuant to Applicable Law, in which case no affirmative votes of any Investor Director A shall be required to pass such resolution).

If and for as long as the Relationship Agreement has not terminated in accordance with its terms, any proposal by the Board to the General Meeting to dismiss or suspend any Investor Director shall also always require the affirmative vote of at least one Investor Director A (provided that, if there is only one Investor Director A then serving, such resolution shall not require the affirmative vote of such Investor Director A).

6.12	The Board Reserved Matters shall always require a resolution of the Board approving or resolving to effect such matters.

6.13	Where there is a tie in any vote of the Board, the relevant resolution shall not have been passed.

6.14

Resolutions of the Board may, instead of at a Board Meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 6.8 through 6.13 apply mutatis mutandis.

6.15

Subject to Articles 6.10 and 6.11, each Director, group of Directors, or Committee can validly pass resolutions in respect of matters which fall under the tasks and duties allocated to such Director, group of Directors, or Committee, respectively, pursuant to these rules or a Committee Charter and such resolutions shall be attributed to the Board as if adopted by the Board itself.

6.16

The Board may require that officers and external advisers of the Company attend Board Meetings. In particular, the Board shall request the External Auditor to attend the Board Meeting where the External Auditor’s audit report regarding the Company’s financial statements is discussed.

6.17

The Directors who qualify as independent directors under the stock exchange rules applicable to the Company will meet in executive sessions without non-independent Directors (determined under such rules) or Executive Directors present on a regularly scheduled basis, but no less than twice per year.

CONFLICT OF INTERESTS

Article 7

7.1

A Director shall promptly report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or such Director to the other Directors, providing all relevant information relating to such transaction, including the involvement of any Family Member.

7.2

The determination whether a Director has a Conflict of Interests shall primarily be the responsibility of that Director. However, in case of debate, that determination shall be made by the Board without the Director concerned being present.

7.3

A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he/she has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a Conflict of Interests.

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7.4

Transactions in respect of which a Director has a Conflict of Interests shall be agreed on arm’s-length terms. Any such transactions where the Conflict of Interests is of material significance to the Company and/or to the Director concerned shall be subject to the approval of the Board.

7.5	In order to avoid potential Conflicts of Interests, or the appearance thereof, Directors shall not:

a.

enter into competition with the Company, provided, however, that this requirement shall not restrict any Investor Director from exercising his/her activities as an employee or officer of (i) Advent International, L.P., Affiliates of Advent International, L.P. or any entity directly and/or indirectly controlled by any funds in respect of which Advent International, L.P. or any of its Affiliates acts as management or advisory entity and/or (ii) Affiliates of Luxinva S.A. (for as long as Luxinva S.A. is directly and/or indirectly wholly owned by the Government of the Emirate of Abu Dhabi) or any entity that is directly and/or indirectly wholly owned by the Government of the Emirate of Abu Dhabi;

b.	demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

c.	provide unjustified advantages to third parties to the detriment of the Company;

d.	take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

7.6	The Company shall not grant its Directors or their respective Family Members any personal loans, guarantees or similar financial arrangements.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS

Article 8

The Directors shall be subject to the Company’s insider trading compliance policy.

COMMITTEES

Article 9

9.1	Each Committee shall be subject to this Article 9 and its respective Committee Charter.

9.2

Articles 6.1 through 6.9, 6.13 and 6.14 apply mutatis mutandis to the decision-making of each Committee, provided that references to the Chairperson should be interpreted as being references to the Chairperson of the relevant Committee.

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9.3	The Board shall regularly review and discuss the reports received from the respective Committees.

AMENDMENTS AND DEVIATIONS

Article 10

Pursuant to a resolution to that effect, subject to Article Error! Reference source not found., the Board may amend or supplement these rules and allow temporary deviations from these rules, subject to ongoing compliance with Applicable Law.

GOVERNING LAW AND JURISDICTION

Article 11

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

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SCHEDULE A

APPROVAL CATALOGUE

Part A

a.

consummation of mergers and acquisitions by the Company or a Subsidiary, where the transaction value of such transaction or a series of related transactions exceeds an amount equal to ten percent (10%) of the Company’s net sales measured, in each case on a consolidated basis, at the end of the most recently completed financial year;

b.	appointing, removing or material changes to the compensation of the CEO, the chief financial officer, the chief technology officer and (if appointed) the chief operating officer of the Company;

c.	setting up a new employee incentive scheme or amending an existing incentive plan of the Company or a Subsidiary;

d.

initiating or settling litigation by the Company or a Subsidiary representing a value exceeding (i) $25 million, to the extent the competent forum for such litigation is outside of the United States and (ii) $50 million, to the extent the competent forum for such litigation is within the United States;

e.	fundamental changes to the business of the Company and its Subsidiaries (as a group);

f.	effecting or proposing dividends, distributions, repurchases or cancellations of ordinary shares by the Company;

g.	the termination of an observer agreement as referred to in Article 4.2; and

h.	any amendment to these Board Rules;

Part B

i.	making a proposal to the General Meeting to pass any of the following resolutions:

i.	to issue ordinary shares or grant rights to subscribe for ordinary shares;

ii.	to limit or exclude pre-emption rights;

iii.	to reduce the Company’s issued share capital;

iv.	to make a distribution from the Company’s profits or reserves in the form of ordinary shares in the Company’s capital; and

v.	to amend the Articles of Association, or for the Company to enter into a merger or demerger, or to dissolve the Company.

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SCHEDULE B

BOARD PROFILE

1.	The Board comprises up to two (2) Executive Directors and up to nine (9) Non-Executive Directors.

2.

Each Non-Executive Director should be capable of assessing the broad outline of the Company’s overall management. In addition, the Board shall strive for a composition of individuals who are knowledgeable and have relevant experience and expertise in one or more of the following areas:

a.	the industry in which the Company operates;

b.	general management;

c.	finance, administration and accounting;

d.	strategy;

e.	marketing and sales;

f.	manufacturing and production;

g.	innovation, research and development;

h.	safety and environment;

i.	human resources, personnel and organization;

j.	information technology; and/or

k.	legal and regulatory affairs.

3.	Each Non-Executive Director shall also be expected to have the following competences and qualities: integrity;

a.	the ability to act critically and independently;

b.	the ability to promote and protect the interests of the Company, its business and its stakeholders;

c.	awareness of international trends in society, economy and politics;

d.	analytical, critical and solution-oriented;

e.	capability of allocating sufficient time to the performance of the Non-Executive Director’s duties;

f.	willingness to follow induction and training programmes and to be periodically evaluated; and

g.	willingness to be appointed as a member of one or more Committees.

4.

At least four (4) Non-Executive Directors shall be independent for purposes of the Dutch Corporate Governance Code and at least a majority of the Directors shall be independent under Nasdaq rules (except as permitted by such rules).

5.	The Chairperson shall not be a former Executive Director.

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Schedule C – Observer Agreement

[circulated separately]

OBSERVER AGREEMENT

between

[•]

as the Observer

and

INNIO N.V.

as the Company

OBSERVER AGREEMENT

THIS AGREEMENT IS MADE ON [•], 2026 BETWEEN

1.	Mr[s]. [•], born in [•] on [•] (the “Observer”).

2.	INNIO N.V., a public company with limited liability, having its corporate seat in Amsterdam (address: Nymphenburger Strasse 5, 80335 Munich, Germany, trade register number: [•]).

WHEREAS

A.	The Observer has been appointed by the Board at the nomination of the Investor as an observer at Meetings and has consultation rights in relation to Written Resolutions.

B.

The Parties now wish to enter into this Agreement in order to lay down the terms under which the Observer shall be allowed to attend Meetings as an observer, to be consulted in relation to Written Resolutions and to receive certain information and documents in connection therewith.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Agreement the following definitions shall apply:

Affiliate

As used in relation to any entity, shall mean any other entity that, directly or indirectly, controls, is controlled by, or is under common control with, such first entity from time to time, provided in any event that the holding of more than fifty percent (50%) of the capital and/or voting rights in another entity or the power to, directly or indirectly and by whichever means, direct, or cause the direction of, the management of another entity shall irrefutably be deemed to confer “control” over such entity, the terms “control” and “controlled” shall be construed accordingly.

Agreement	This observer agreement.

Article	An article of this Agreement.

Applicable Law

Mandatory provisions of applicable law, SEC rules or the listing rules of any stock exchange selected by the Company and where Company securities have been admitted to trading with the Company’s approval or cooperation.

Board	The Company’s board of directors.

Confidential Information

Information relating to the Company, its Subsidiaries and/or their respective businesses, directors, officers and employees, received by the Observer at any time (including prior to the date of this Agreement and after the termination of this Agreement), by any means (including through discussions with any director, officer, employee or advisor of the Company or any of its Subsidiaries), except for information:

a.   which is in the public domain, other than as a result of a breach by the Observer (or by any party to whom information is disclosed by the Observer as permitted under this Agreement) of the obligations imposed by this Agreement or any other legal, contractual or fiduciary duty of confidentiality; or

b.   of which the Observer has lawfully become available to the Observer on a non-confidential basis from a source which was, to the Observer’s knowledge, not prohibited from disclosing such information under any legal, contractual or fiduciary duty of confidentiality.

DCC	The Dutch Civil Code.

Investor

AI Alpine (Luxembourg) S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with its corporate seat in 2-4 rue Beck, L-1222 Luxembourg, registered with the commercial register of Luxembourg (Registre de Commerce et des Sociétés) under number B228587, or its legal successor or the assignee of its rights and obligations under the Relationship Agreement.

Investor Director	An Investor Nominee serving as a non-executive director of the Company.

Investor Nominee

An individual nominated by the Investor for appointment or re-appointment as a non-executive director of the Company in accordance with the Company’s articles of association and the Relationship Agreement.

Investor Parents

AI Alpine (Luxembourg) Intermediate S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with its corporate seat in 2-4 rue Beck, L-1222 Luxembourg, registered with the commercial register of Luxembourg (“Advent”), and Luxinva S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 51, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B128373 (“Luxinva”), their respective legal successors, and any entity/ies to whom Advent and/or Luxinva (directly and/or indirectly) transfer(s) its/their respective (indirect) interests (or any portion thereof) in the Investor following the date of this Agreement for as long as such entity/entities is/are (i) Advent International, L.P., Affiliates of Advent International, L.P. or any entity directly and/or indirectly majority- owned by any funds in respect of which Advent International, L.P. or any of its Affiliates acts as management or advisory entity and/or (ii) Affiliates of Luxinva (for as long as Luxinva is directly and/or indirectly wholly owned by the Government of the Emirate of Abu Dhabi) or an entity that is directly or indirectly wholly owned by the Government of the Emirate of Abu Dhabi, provided that in case of a full (direct and/or indirect) transfer by an Investor Parent of its respective interest in the Investor, such transferring entity shall cease to qualify as ‘Investor Parent’.

Meeting	A meeting of the Board held after the date of this Agreement.

Organisational Documents	The Company’s articles of association and any other internal rules, codes and policies of the Company applicable to the members of the Board, as these documents may read from time to time.

Party	A party to this Agreement.

Relationship Agreement	The relationship agreement entered into between the Company and the Investor and dated [•], 2026, as amended from time to time.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

Sunset Percentage	Fifteen percent (15%) of the issued share capital of the Company.

Written Resolution	A resolution of the Board to be passed in writing, instead of at a Meeting, after the date of this Agreement.

1.2	Interpretation

1.2.1	References to statutory provisions are to those provisions as they are in force from time to time.

1.2.2	Terms that are defined in the singular have a corresponding meaning in the plural.

1.2.3	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

1.2.4	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

1.2.5

Although this Agreement has been drafted in the English language, this Agreement pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Agreement under any law other than Dutch law shall be disregarded.

1.2.6	The word “including” is used to indicate that the matters listed are not a complete enumeration of all matters covered.

1.2.7	The titles and headings in this Agreement are for construction purposes as well as for reference. No Party may derive any rights from such titles and headings.

2	ROLE OF OBSERVER

2.1	Meetings

2.1.1	The Observer shall be invited to, and shall be allowed to attend, all Meetings.

2.1.2	The Observer shall be given the same notice given to Board members for each Meeting.

2.1.3

At Meetings, the Observer shall have the right to speak and participate in discussions. Any statements made by the Observer at a Meeting may be recorded in the minutes of that Meeting, or otherwise in accordance with the Company’s normal practices, as if the Observer were a member of the Board.

2.1.4	The Observer shall not be counted as part of any quorum for any Meeting, nor can the Observer exercise any voting rights in respect of any resolution to be passed at any Meeting.

2.1.5

When attending a Meeting, the Observer shall comply with (i) all reasonable directions of the chairperson of that Meeting with respect to the orderly proceedings of that Meeting and (ii) Applicable Law and the Organisational Documents, in each case as if the Observer were a member of the Board.

2.1.6	Articles 2.1.1 through 2.1.3 are subject to Article 2.4.

2.2	Written Resolutions

2.2.1	Subject to Article 2.4, the Observer shall be consulted, and shall be given reasonable opportunity to express the Observer’s views, with respect to any Written Resolution before it is passed.

2.3	Access to information

2.3.1

Subject to Article 2.4, the Observer shall be given copies of the notices, minutes and other materials that are provided to the members of the Board with respect to all Meetings or Written Resolutions, concurrently with such materials being distributed to the members of the Board.

2.4	Limitations

2.4.1

The Company may withhold the distribution of information and/or documents from the Observer, exclude the Observer from a Meeting (or any portion thereof) and/or refrain from consulting the Observer with respect to any Written Resolution, in each case if and to the extent (as determined by the Board, acting in good faith, without any participation or involvement of the Observer):

a.	this is required to comply with the fiduciary duties of the Board and its members;

b.	this is required to comply with mandatory obligations under Applicable Law and/or the Organisational Documents;

c.	this is required to protect attorney-client privilege;

d.

the Observer has a direct or indirect personal interest in respect of the subject matter of the information, documents, Meeting or Written Resolution concerned and such personal interest conflicts with the interests of the Company and its business, provided, however, that the Parties acknowledge that the Observer shall not have a conflict of interests with the Company and its business by reason only of such Observer’s affiliation with the Investor (or any direct or indirect shareholders of the Investor) or because of having been nominated for appointment by the Investor; or

e.

the subject matter of the information, documents, Meeting or Written Resolution concerned relates to a dispute or a potential dispute between (i) the Company (or any of its Subsidiaries) and the Observer or (ii) the Company (or any of its Subsidiaries) and any entity of which the Observer is a director, officer, employee or a direct or indirect shareholder.

2.4.2

In case of a situation arising as described in Article 2.4.1, the chairperson of the Board (or, in case of absence or incapacity of the chairperson of the Board, another member of the Board) shall promptly give written notice to the Observer, indicating the reasons for the decision of the Board.

2.5	No compensation or other benefits; reimbursement

2.5.1

The Observer shall not receive any compensation or other benefits from the Company or any of its Subsidiaries in connection with the Observer’s status as an observer. However, the Observer shall be reimbursed for all out-of-pocket expenses (including traveling, accommodation and other costs and expenses) reasonably and properly incurred and documented for purposes of performing their function.

2.5.2	The Observer shall not benefit from coverage under any indemnification agreement or D&O insurance taken out by the Company or any of its Subsidiaries.

2.5.3	The Observer’s status as an observer shall not, in itself, entitle the Observer to become a director, officer or employee of the Company or any of its Subsidiaries.

2.6	No representative

2.6.1	The Observer shall have no authority to represent the Company or any of its Subsidiaries and the Observer shall not act as if the Observer were such a representative.

3	RESTRICTIVE COVENANTS

3.1	Ownership of property

3.1.1

All items, including documents, computer files and data carriers, obtained by the Observer from the Company, any Subsidiary, the Board or any member of the Board (in such capacity) under this Agreement are, and shall remain, the property of the Company or the relevant Subsidiary, as applicable, unless explicitly agreed otherwise.

3.1.2

The Observer shall, at the Company’s first request and in any event upon the termination of this Agreement, promptly return all items referred to in Article 3.1.1 to the Company, except to the extent that the Observer is required by Applicable Law or bona fide internal compliance policies and procedures to retain such information or to the extent electronic copies of such information have been made pursuant to any automatic electronic back-up or archiving procedures for disaster recovery or similar purposes.

4	MISCELLANEOUS PROVISIONS

4.1	Data protection

4.1.1

The Company may process personal data relating to the Observer for purposes of and within the framework of this Agreement and the Observer’s status as an observer thereunder. The Observer’s personal data so collected may include a copy of an identification document, contact details and bank account number. All such personal data shall be handled in a proper and careful manner in accordance with Applicable Law, including the General Data Protection Regulation (GDPR) and the Dutch Implementation Act GDPR (Uitvoeringswet Algemene Verordening Gegevensbescherming). This encompasses, among other matters, that the Company has implemented sufficient technical and organizational measures to ensure the protection of the personal data concerned. Personnel or third parties that have access to personal data will be bound by confidentiality obligations. Further, the Observer has several rights regarding the Observer’s personal data collected and/or processed by the Company, including the right to access, correction, deletion and portability of such personal data. For the purpose of the performance of this Agreement, the Company may transfer the Observer’s personal data to third parties, provided that there is a legitimate interest in doing so. Where such third parties are located outside the European Economic Area in countries that are not deemed to have an adequate level of data protection, the Company will ensure that sufficient safeguards are in place or that the explicit consent for such transfer is obtained from the Observer. The Company’s privacy policy provides further information on data protection and applies to the processing of the personal data of the Observer by the Company.

4.2	Confidentiality and disclosure

4.2.1

Subject to Articles 4.2.2 through 4.2.4, the Observer shall treat and safeguard as private and confidential all Confidential Information at all times and shall keep any copies thereof secure in such way so as to prevent unauthorised access by any third party.

4.2.2

The Observer shall not disclose any Confidential Information to any person other than the Investor, any of its directors, the Investor Parents, Advent International, L.P., Affiliates of Advent International, L.P. or any entity directly and/or indirectly majority-owned by any funds in respect of which Advent International, L.P. or any of its Affiliates acts as management or advisory entity, Affiliates of Luxinva (for as long as Luxinva is directly and/or indirectly wholly owned by the Government of the Emirate of Abu Dhabi) or any entity that is directly or indirectly wholly owned by the Government of the Emirate of Abu Dhabi, its and their respective directors, officers, employees, consultants and/or professional advisors (provided, however, that any such disclosure shall only be allowed to the extent permitted by Applicable Law and provided, further, that the recipient of such information shall treat such information in accordance with this Article 4.2.2), unless:

a.	this is required under Applicable Law and/or requested by any relevant authority, court or arbitral tribunal;

b.	it concerns a disclosure to the Observer’s professional advisors, subject to a duty of confidentiality and only to the extent necessary for any lawful purpose; or

c.

this is required in order to report or make public a suspicion of misconduct (vermoeden van misstand) as defined by and in accordance with the Dutch Whistle-blower Protection Act (Wet bescherming klokkenluiders).

4.2.3

The Observer shall, at the Company’s first request and in any event upon the termination of this Agreement, promptly return or destroy all Confidential Information which the Observer has at the Observer’s disposal, except to the extent that the Observer is required by Applicable Law or bona fide internal compliance policies and procedures to retain such Confidential Information or to the extent electronic copies of such Confidential Information have been made pursuant to any automatic electronic back-up or archiving procedures for disaster recovery or similar purposes.

4.2.4

All Confidential Information shall remain the exclusive property of the Company and/or its Subsidiaries, as the case may be. No right or license is granted pursuant to this Agreement in relation to any Confidential Information.

4.3	Sharing of information

4.3.1

The Observer acknowledges that United States securities laws regulate and may restrict persons who have material, non-public information concerning a publicly traded company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

4.4	Notices

4.4.1

All notices given under this Agreement shall be given or made by electronic means of communication or in writing and, in the latter case, shall be sent by courier service or by registered mail (with a copy of such notice or request being sent in advance by electronic means of communication).

4.4.2	All notices given under this Agreement to a Party which are sent by courier or by registered mail shall be sent:

a.	if to the Observer, to the address as on file with the Company at that time; and

b.	if to the Company, to address as registered with the Dutch trade registry at that time, for the attention of the Board.

4.4.3	All notices given under this Agreement to a Party by electronic means of communication shall be sent:

a.	if to the Observer, to: [•]

b.	if to the Company, to: [•]

4.5	Entire agreement

4.5.1	This Agreement replaces and supersedes any existing agreement or understanding between the Parties concerning the subject matter of this Agreement.

4.6	No implied waiver

4.6.1	Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or a notice to that effect has been given.

4.6.2	The failure of a Party to exercise or enforce any right under this Agreement shall not constitute a waiver of the right to exercise or enforce such right in the future.

4.7	Amendment

4.7.1	No amendment to this Agreement shall have any force or effect unless it is in writing and signed by both Parties.

4.8	Invalidity

4.8.1	In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part):

a.

the remainder of this Agreement shall continue to be effective to the extent that, given the substance and purpose of this Agreement, such remainder is not inextricably related to the null and void or unenforceable provision; and

b.

the Parties shall make every effort to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

4.9	No rescission or nullification

4.9.1

To the extent permitted by law, the Parties waive their rights to rescind or nullify or to demand the rescission, nullification or amendment of this Agreement, in whole or in part, on any grounds whatsoever.

4.10	No transfer, assignment or encumbrance

4.10.1	No Party may transfer, assign or encumber its contractual relationship, any of its rights or any of its obligations under this Agreement.

4.11	Termination

4.11.1

Each Party may terminate this Agreement at any time by giving written notice to the other Party with immediate effect. Termination by the Company shall require a resolution of the Board to that effect.

4.11.2

This Agreement shall terminate upon the earlier of (i) the Investor’s shareholding, or any entity’s/entities’ shareholding to whom the Investor has transferred its rights and obligations under the Relationship Agreement in accordance with its terms, ceasing to represent at least the Sunset Percentage and (ii) no Investor Director serving on the Board.

4.11.3	Articles 1 (to the extent relevant), 3.1, 4 and 5 shall survive the termination of this Agreement.

5	GOVERNING LAW AND JURISDICTION

5.1	Governing law

5.1.1	This Agreement and any non-contractual obligation arising out of or in connection with this Agreement shall be exclusively governed by and construed in accordance with the laws of the Netherlands.

5.2	Jurisdiction

5.2.1

The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

(signature page follows)

Signature page to the observer agreement

[•]

INNIO N.V.

Name	: O. Berlien	Name	: D. Schulze
Title	: CEO	Title	: CFO